Exhibit 99.1

NeuroOne Announces Successful Robotic-Assisted Drug Delivery Using Next-Generation StereoCED™ Platform

Successful Large-Animal Procedures Build Momentum Toward Planned Launch of the StereoCED™ Platform for Human Investigational Clinical Studies Later This Quarter

Related StereoCED™ Revenue Expected to be Recognized in the Current Fiscal Quarter

EDEN PRAIRIE, Minn. – August 27, 2026 – NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (“NeuroOne” or the “Company”), a medical technology company dedicated to transforming the surgical diagnosis and treatment of neurological disorders, today reported the successful completion of three separate large-animal procedures using its next-generation StereoCED™ platform. In two of the three procedures, NeuroOne’s drug delivery electrodes both delivered a study agent directly into targeted brain tissue and recorded intracranial electrophysiological activity from the same targeted regions. This is a combination the Company believes has not been previously demonstrated and represents a first in the field of convection-enhanced delivery.

The procedures took place at the University of Minnesota as part of an ongoing preclinical epilepsy research program evaluating StereoCED™ for targeted drug delivery and electrophysiological monitoring in the brain. They were designed to establish technical feasibility and validate the integrated surgical and drug delivery workflow in a large-animal model.

During the procedures, researchers used a robotic platform to establish the planned trajectory, drill the access point, and place NeuroOne’s anchor bolt. The Company’s drug delivery electrode and catheter were then advanced to the targeted region of the brain, where the system delivered the study agent directly into targeted tissue.

NeuroOne believes the successful repeatability demonstrated across three procedures provides additional confidence as the Company advances toward the planned launch of StereoCED™ for human investigational clinical studies later this quarter.

Development of StereoCED™ devices for animal use finished ahead of schedule, which allowed the Company to begin sales earlier than anticipated. NeuroOne expects to recognize the related StereoCED™ revenue from this research program in fiscal Q4 2026. Development of devices for human investigational use remains on track, with release planned by the end of fiscal Q4 2026.

“These procedures accomplished our goals from a technical feasibility standpoint and build on the thousands of successful human sEEG implantations from our epilepsy franchise,” said Dave Rosa, President and Chief Executive Officer of NeuroOne. “Our technology was successfully implanted using a robotic workflow, drug delivery performed as intended, and in two cases high-quality electrophysiological recordings were obtained. With the core technology and workflow now demonstrated in a large-animal model, we believe we have taken an important step toward the planned launch of the StereoCED™ platform for human investigational clinical studies later this quarter.”

Dr. Sandipan Pati, Professor and Epilepsy Division Director at the University of Minnesota, added, “These successful procedures represent a key step in translating targeted intracerebral drug delivery from concept toward a potential therapeutic approach for patients with epilepsy. Looking ahead, our research will focus on evaluating whether therapeutic agents delivered directly into seizure-generating brain networks can modulate and suppress seizure activity. Ultimately, we believe this approach could enable more precise and individualized treatment while minimizing the systemic exposure and off-target effects associated with conventional drug delivery.”

About NeuroOne

NeuroOne Medical Technologies Corporation is a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders. NeuroOne markets a minimally invasive and high-definition/high-precision electrode technology platform with four FDA-cleared product families: Evo® Cortical Electrodes, Evo® sEEG Electrodes, OneRF® Ablation System (for brain), and OneRF® Trigeminal Nerve Ablation System. These solutions offer the potential to reduce the number of hospitalizations and surgical procedures, lower costs, and improve patient outcomes by offering diagnostic and therapeutic functions. The Company is engaged in research and development for drug delivery, basivertebral nerve ablation and spinal cord stimulation programs. For more information, visit nmtc1.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this press release may be a forward–looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward–looking statements by the words or phrases “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue, “focused on,” “committed to” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward–looking statements may include statements regarding the recognition of the first StereoCED™ revenue, the timing of commercial sales, and the development for human investigational use. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our partnerships may not facilitate the commercialization or market acceptance of our technology; risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials; risks related to uncertainties associated with the Company’s capital requirements to achieve its business objectives and ability to raise additional funds: the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology; uncertainties inherent in the development process of our technology; risks related to changes in regulatory requirements or decisions of regulatory authorities; that we may not have accurately estimated the size and growth potential of the markets for our technology; risks related to our ability to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

IR Contact

MZ Group – MZ North America

NMTC@mzgroup.us

EVO sEEG-RF Electrode – Caution: Federal law restricts this device to sale by or on the order of a physician

* Disclaimer: NeuroOne’s StereoCED™ Drug Delivery System is not approved/cleared for commercial use by any Regulatory agency.